EXHIBIT 2

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

MARCH 31, 2017

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

MARCH 31, 2017

TABLE OF CONTENTS

Page
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS AS OF MARCH 31, 2017 IN U.S. DOLLARS:

Condensed consolidated interim statements of comprehensive loss	2

Condensed consolidated interim statements of financial position	3

Condensed consolidated interim statements of changes in equity	4

Condensed consolidated interim statements of cash flows	5

Notes to the condensed consolidated interim financial statements	6-10

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended
	March 31,
	2017	2016
	U.S. dollars in thousands
RESEARCH AND DEVELOPMENT EXPENSES, net	8,137	4,676
SELLING, MARKETING AND BUSINESS DEVELOPMENT EXPENSES	605	* 312
GENERAL AND ADMINISTRATIVE EXPENSES	1,315	* 915
OTHER EXPENSES	45	—
OPERATING LOSS	10,102	5,903
FINANCIAL INCOME	1,556	380
FINANCIAL EXPENSES	50	1
FINANCIAL INCOME, net	1,506	379
LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	8,596	5,524
LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars)	0.05	0.04
WEIGHTED AVERAGE OF ORDINARY SHARES (in thousands)	170,072	127,129

The accompanying notes are an integral part of these condensed consolidated financial statements.

*Reclassified

2

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	March 31,	December 31,
	2017	2016
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	29,624	53,786
Bank deposits	15,609	55
Financial assets at fair value through profit or loss	15,351	12,313
Prepaid expenses and receivables	2,675	1,661
	63,259	67,815
NON-CURRENT ASSETS:
Bank deposits	145	137
Fixed assets	151	165
Intangible assets	6,050	6,095
	6,346	6,397
TOTAL ASSETS	69,605	74,212

CURRENT LIABILITIES:
Accounts payable and accrued expenses	3,786	3,356
Payable in respect of intangible asset purchase	2,000	2,000
	5,786	5,356

NON-CURRENT LIABILITIES:
Derivative financial instruments	4,873	6,155
TOTAL LIABILITIES	10,659	11,511

EQUITY:
Ordinary shares	455	441
Additional paid-in capital	156,415	150,838
Warrants	—	1,057
Accumulated deficit	(97,924)	(89,635)
TOTAL EQUITY	58,946	62,701

TOTAL LIABILITIES AND EQUITY	69,605	74,212

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary	Additional		Accumulated	Total
	shares	paid-in capital	Warrants	deficit	equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2017	441	150,838	1,057	(89,635)	62,701

CHANGES IN THE THREE-MONTH PERIOD ENDED MARCH 31, 2017:
Share-based compensation to employees and service providers	—	—	—	307	307
Issuance of ordinary shares, net of expenses	3	1,279	—	—	1,282
Exercise of warrants and options into ordinary shares	11	3,241	—	—	3,252
Warrants expiration	—	1,057	(1,057)	—	-
Comprehensive loss	—	—	—	(8,596)	(8,596)
BALANCE AT MARCH 31, 2017	455	156,415	—	(97,924)	58,946

BALANCE AT JANUARY 1, 2016	343	120,621	1,057	(61,944)	60,077

CHANGES IN THE THREE-MONTH PERIOD ENDED MARCH 31, 2016:
Share-based compensation to employees and service providers	—	—	—	374	374
Exercise of options into ordinary shares	*	10	—	—	10
Comprehensive loss	—	—	—	(5,524)	(5,524)
BALANCE AT MARCH 31, 2016	343	120,631	1,057	(67,094)	54,937

*  Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
	March 31,
	2017	2016
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(8,596)	(5,524)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	307	374
Depreciation	14	10
Write-off of intangible assets	45	—
Unrealized gains on derivative financial instruments	(1,262)	(201)
Fair value losses (gains) on financial assets at fair value through profit or loss	15	(8)
Revaluation of bank deposits	(18)	(58)
Exchange differences in respect of cash and cash equivalents	(242)	(82)
	(1,141)	35
Changes in assets and liability items:
Decrease (increase) in prepaid expenses and receivables	(1,014)	440
Increasein accounts payable and accrued expenses	430	68
	(584)	543
Net cash used in operating activities	(10,321)	(4,981)
INVESTING ACTIVITIES:
Purchase of fixed assets	—	(29)
Change in investment in current bank deposits	(15,544)	2,000
Purchase of financial assets at fair value through profit or loss	(3,453)	(6,572)
Proceeds from sale of financial assets at fair value through profit or loss	400	—
Net cash used in investing activities	(18,597)	(4,601)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of expenses	1,282	—
Exercise of warrants and options into ordinary shares	3,232	10
Net cash provided by financing activities	4,514	10
DECREASE IN CASH AND CASH EQUIVALENTS	(24,404)	(9,572)
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	242	82
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	53,786	21,516
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	29,624	12,026
SUPPLEMENTARY INFORMATION ON INTEREST RECEIVED IN CASH	71	94

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the “Company”) headquartered in Israel, together with its subsidiary, is a specialty biopharmaceutical company primarily focused on the development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drugs for the treatment of gastrointestinal and inflammatory diseases and cancer. The Company also has a U.S. co-promotion agreement granting the Company certain rights to promote Donnatal® in the U.S., a prescription oral adjunctive drug marketed in the U.S. for the treatment of IBS and acute enterocolitis, as well as an exclusive license agreement for EnteraGam®, a medical food intended for the dietary management, under medical supervision, of chronic diarrhea and loose stools.

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”). Since December 2012, the Company's American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company's registered address is at 21 Ha'arba'a St, Tel-Aviv, Israel.

The Company is engaged in the research and development of most of its therapeutic candidates and to date has out-licensed on an exclusive world-wide basis only one of its therapeutic candidates and had two additional regional exclusive out-licensing transactions with another therapeutic candidate. Accordingly, there is no assurance that the Company’s business will generate positive cash flow. Through March 31, 2017, the Company has an accumulated deficit and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to further fund its future operations through commercialization of its therapeutic candidates and Donnatal® and EnteraGam®, out-licensing certain programs and raising additional capital. The Company’s current cash resources are not sufficient to complete the research, development and commercialization of all of the Company’s therapeutic candidates and Donnatal® and EnteraGam®. Management expects that the Company will incur more losses as it continues to focus its resources on advancing these products based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to commercialize or further out-license its therapeutic candidates and Donnatal® and EnteraGam®, or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research, development programs or commercialization related to these products, any of which may have a material adverse effect on the Company’s business, financial condition and results of operations.

6

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	Approval of the condensed consolidated interim financial statements

These condensed consolidated interim financial statements were approved by the Board of Directors on April 30, 2017.

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

a.	The Company's condensed consolidated interim financial statements for the three months ended March 31, 2017 and 2016 (the "Condensed Consolidated Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Consolidated Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete statement of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The Condensed Consolidated Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2016 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The Condensed Consolidated Interim Financial Statements as of March 31, 2017 and for the three months then ended include for the first time the accounts of the Company and its subsidiary. Intercompany transactions and balances are eliminated on consolidation.

The accounting policies applied in the preparation of the Condensed Consolidated Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2016.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2016 annual financial statements.

NOTE 3 - EQUITY:

a.	On January 3, 2017, the underwriters for the Company's 2016 underwritten public offering partially exercised their option and purchased 133,104 ADSs for approximately $1.28 million. Following the partial exercise of the underwriters’ option, the underwritten public offering and the concurrent registered direct offering totaled 3,846,519 ADSs and warrants to purchase 2,025,458 ADSs, representing aggregate gross proceeds from both offerings combined of approximately $39.4 million before deducting underwriting discounts and commissions, placement agent fees and other offering expenses.

7

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	During three months ended March 31, 2017, the Company received notifications of exercise with respect to options that had been issued to directors, employees and consultants of the Company. Accordingly, the Company issued 1,750,000 ordinary shares for approximately $605 thousand.

c.	During three months ended March 31, 2017, the Company received notifications of exercise with respect to non-tradable warrants that had been issued in 2014 to investors in the form of private placements. Accordingly, the Company issued 2,526,320 ordinary shares for approximately $2.63 million.

NOTE 4 - SHARE-BASED PAYMENTS:

a.	On March 23, 2017, the Board of Directors of the Company granted 3,700,000 options to employees and consultants of the Company under the Company’s stock options plan. The fair value of the options granted on the date of grant was $1,769 thousand.

Each option is exercisable into one ordinary share at an exercise price of $1.08 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.03, expected volatility: 50.05%, risk-free interest rate: 2.23% and expected useful life to exercise: 7 years.

b.	Subject to a general meeting of the Company’s shareholders resolution to be held on May 11, 2017, subsequent to the approval of the Company’s Board of Directors on March 23, 2017, the Company will allocate an aggregate of 1,140,000 options under the Company’s stock options plan to the Company's directors, including 500,000 options to the Company's Chief Executive Officer at an exercise price equal to $1.08 per share. The estimated fair value of the options granted to directors, on March 31, 2017, was $551 thousand.

Each option allocated to non-executive directors of the Company is exercisable into one ordinary share at an exercise price equal to the average closing price of the Company's Ordinary Shares on the Tel-Aviv Stock Exchange in the last 30 trading days prior to the date of the General Meeting, plus 10% (but in no event less than the closing market price of the Company's Ordinary Shares on the date of the General Meeting). The options will vest as follows: for directors who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For directors who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

8

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: exercise price equal to $1.08 per share, price of the Company's ordinary share: $1.03, expected volatility: 50.05%, risk-free interest rate: 2.23% and expected useful life to exercise: 7 years.

NOTE 5 - FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3	Total
	U.S. dollars in thousands
March 31, 2017:
Assets -
Financial assets at fair value through profit or loss	15,351	—	15,351
Liabilities -
Derivative financial instruments	—	4,873	4,873
December 31, 2016:
Assets -
Financial assets at fair value through profit or loss	12,313	—	12,313
Liabilities -
Derivative financial instruments	—	6,155	6,155

During the three month period ended March 31, 2017, there were no transfers of financial assets and liabilities between Levels 1, 2 or 3 fair value measurements.  There have been no changes in the methodologies used at March 31, 2017 since December 31, 2016.

9

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in derivative financial liabilities measured at level 3 for the periods ended March 31, 2017 and 2016:

	Three months ended
	March 31,
	2017	2016
	U.S. dollars in thousands
Balance at beginning of the period	6,155	1,237
Amounts classified to equity	(20)	-
Amounts recognized in profit or loss	(1,262)	(201)
Balance at the end of the period	4,873	1,036

The fair value of the above-mentioned derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

The fair value of the warrants is computed using the Black and Scholes option pricing model. The fair value of the warrants issued in 2016 as of March 31, 2017 is based on the price of an ordinary share on March 31, 2017 and based on the following key parameters: risk-free interest rate of 1.48% and an average standard deviation of 53.58%. The fair value of the above warrants as of December 31, 2016, was computed based on the price of an ordinary share on December 31, 2016 and based on the following key parameters: risk-free interest rate of 1.48% and an average standard deviation of 52.94%.

c.	The carrying amount of cash and cash equivalents, current and non-current bank deposits, receivables and account payables and accrued expenses approximate their fair values.

10